                                                                      EXHIBIT 99

--------------------------------------------------------------------------------
INVESTOR RELEASE
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE                     FOR MORE INFORMATION CONTACT:
---------------------                     ----------------------------
04/19/01                                  Investors: Mary Healy, 630-623-6429
                                          Media:  Anna Rozenich, 630-623-7316

                                          FOR ACCESS TO CONFERENCE CALL:
                                          ------------------------------
                                          When: 10:00 a.m. Central Time,
                                          Thursday, April 19, 2001
                                          Where: http://www.mcdonalds.com

                       McDONALD'S REPORTS GLOBAL RESULTS
                       ---------------------------------

OAK BROOK, IL -- McDonald's Corporation today announced global results for the quarter ended March 31, 2001.

 . Systemwide sales increased 6% for the quarter in constant currencies.

 . Sales increased in all segments: 4% in the U.S. and, in constant currencies, 11% in Latin America, 4% in Asia/Pacific and 2% in Europe.

 . Revenues increased 10% in constant currencies.

 . Diluted net income per common share was 29 cents for the quarter, 30 cents in constant currencies.

 . The Company repurchased $452 million of stock during the quarter.

-----------------------------------------------------------------------------------------------------------------
Key highlights - Consolidated
Dollars in millions, except per common                                                          Percent
share data                                                                                Increase/(Decrease)
-----------------------------------------------------------------------------------------------------------------
                                                                                             As          Constant
Quarters ended March 31                                   2001            2000         Reported         Currency*
-----------------------------------------------------------------------------------------------------------------
Systemwide sales                                      $9,649.7        $9,506.7                2                 6
-----------------------------------------------------------------------------------------------------------------
Total revenues                                         3,511.7         3,343.8                5                10
-----------------------------------------------------------------------------------------------------------------
Operating income                                         695.2           768.6              (10)               (6)
-----------------------------------------------------------------------------------------------------------------
Net income                                               378.3           450.9              (16)              (12)
-----------------------------------------------------------------------------------------------------------------
Net income per common share - diluted                      .29             .33              (12)               (9)
-----------------------------------------------------------------------------------------------------------------

* Information on a constant currency basis excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, such as Russia, whose functional currency is the U.S. Dollar.

SUMMARY COMMENTARY

Chairman and Chief Executive Officer Jack M. Greenberg said, "McDonald's reported earnings per share of 29 cents for the quarter, or 30 cents in constant currencies. Given the extremely challenging circumstances we faced during the quarter, we were pleased to report a 6% increase in Systemwide sales and a 10% increase in revenues in constant currencies. Challenges included difficult comparisons due to strong marketing promotions last year in the U.S., Europe and Asia/Pacific, the extra day in 2000 due to leap year, consumer concerns regarding European beef in certain markets and weak economies in certain areas of the world.

     "Yet, our recent business trends are encouraging. We are cautiously optimistic that results will continue to improve as more and more customers respond to our quality, value and variety messages and when weak economies strengthen. Based on our expectation for improved business trends, particularly in the second half of the year, we expect 2001 annual earnings per share growth in constant currencies to be within our previously stated 6% to 10% range. If exchange rates remain where they are today, 2001 reported annual earnings per share will be about 4 cents lower than constant currency earnings per share.

     "In the U.S., expansion and positive comparable sales contributed to a Systemwide sales increase of 4%, on top of a 5% increase last year. We continued to emphasize food taste and variety with the successful national rollout of the Big N' Tasty Sandwich and our New Tastes Menu, which offers customers more choice and complements our core menu.

     "In Europe, we are optimistic that lingering concerns about beef will continue to lessen as the year progresses. We continue to proactively educate our European customers about McDonald's high food safety and quality standards, which lead the industry and provide the benchmark for safe food around the world. We are also promoting menu variety and value and the results have been encouraging. In March, comparable sales trends improved in several key European markets. And in France, our beef sales as a percent of our total product sales have increased throughout the quarter.

     "In Asia/Pacific, Systemwide sales increased 4% in constant currencies, driven by expansion. Tough comparisons with successful promotions in 2000 and weak economies in several markets negatively impacted the quarter. However, China continued to deliver strong results, and we are pleased that despite weakness in Japan's economy, we posted positive comparable sales there for the past two months.

     "We remain confident in our business fundamentals and core growth opportunities. We will continue to focus on building comparable sales through effective marketing, operations and menu development around the world. And we expect to add approximately 1,500 to 1,600 McDonald's restaurants in 2001.

     "As we have done with previous challenges in our history, we are intent on managing through this difficult set of short-term, external challenges and emerging stronger than ever. Our leading competitive position, globally recognized brand, experienced local management and worldwide infrastructure position us to benefit from the enduring needs and desires of people for great-tasting food, value, friendly interaction and convenience. I am confident that McDonald's can deliver solid earnings growth and outstanding returns far into the future."

OPERATING RESULTS

The Company operates in the food service industry and primarily operates quick-service restaurant businesses under the McDonald's brand. To capture additional meal occasions, the Company also operates other restaurant concepts: Aroma Cafe, Boston Market, Chipotle Mexican Grill and Donatos Pizza. Collectively these four businesses are referred to as "Other Brands."

Impact of Foreign Currencies on Reported Results

     While changing foreign currencies affect reported results, McDonald's lessens exposures, where practical, by financing in local currencies, hedging certain foreign-denominated cash flows and by purchasing goods and services in local currencies.

     Reported results for the quarter were negatively affected by foreign currency translation primarily due to the weaker Euro, British Pound, Australian Dollar and Japanese Yen.

Systemwide Sales and Revenues

     Systemwide sales represent sales by Company-operated, franchised and affiliated restaurants. Total revenues include sales by Company-operated restaurants and fees from restaurants operated by franchisees and affiliates. These fees include rent, service fees and royalties that are based on a percent of sales, with specified minimum payments along with initial fees.

----------------------------------------------------------------------------------------------------------------
Systemwide sales
                                                                                               Percent
Dollars in millions                                                                      Increase/(Decrease)
----------------------------------------------------------------------------------------------------------------
                                                                                           As           Constant
Quarters ended March 31                                 2001            2000         Reported          Currency*
----------------------------------------------------------------------------------------------------------------
U.S.                                                $4,676.5        $4,505.0                4                n/a
----------------------------------------------------------------------------------------------------------------
Europe                                               2,178.2         2,305.7               (6)                 2
----------------------------------------------------------------------------------------------------------------
Asia/Pacific                                         1,687.5         1,785.6               (5)                 4
----------------------------------------------------------------------------------------------------------------
Latin America                                          455.3           434.1                5                 11
----------------------------------------------------------------------------------------------------------------
Other**                                                652.2           476.3               37                 42
----------------------------------------------------------------------------------------------------------------
Total Systemwide sales                              $9,649.7        $9,506.7                2                  6
----------------------------------------------------------------------------------------------------------------

  * Excluding the effect of foreign currency translation on reported results. ** Includes Systemwide sales for Other Brands of $225.6 million and $47.4 million for first quarter 2001 and 2000, respectively.
n/a  Not applicable

     On a global basis, the increases in sales and revenues for the quarter were primarily due to restaurant expansion and the acquisition of Boston Market in the second quarter 2000. Foreign currency translation had a negative effect on the growth rates for both Systemwide sales and revenues for the quarter. On a constant currency basis, revenues increased at a higher rate than sales for the quarter, primarily due to the acquisition of Boston Market restaurants, which are all Company-operated, and an increase in the royalty percent received from our Japanese affiliate, effective January 1, 2001.

     U.S. sales increased 4% for the quarter due to expansion and positive comparable sales, despite the extra day in 2000 due to leap year. The comparable sales increase was driven by the introduction of the New Tastes Menu, which offers customers more variety, the national rollout of the Big N' Tasty sandwich and local market initiatives.

     In Europe, constant currency sales increased due to expansion and strong performance in the Netherlands and Russia, substantially offset by negative comparable sales. Comparable sales were affected by the decline in consumer confidence regarding the European beef supply in certain markets, as well as difficult comparisons with strong promotions last year. Sales trends are improving in several markets including France, which had positive comparable sales in March. We are optimistic that the impact from the concerns regarding European beef will continue to lessen as the year progresses.

     Expansion, partly offset by negative comparable sales, drove the constant currency sales increase in Asia/Pacific. This segment continued to benefit from strong positive comparable sales in China. However, Asia/Pacific's comparable sales growth was negatively affected by a difficult comparison with last year's very successful Hello Kitty promotion in several markets and weak consumer spending in Australia, due to the goods and services tax introduced in July 2000. We expect comparable sales in Australia to improve in the second half of the year as we pass the anniversary of the introduction of the tax.

     In Latin America, the constant currency sales increase was due to expansion, partly offset by negative comparable sales. Expansion and positive comparable sales in Mexico and Brazil were the primary contributors to the increase; however, weak consumer spending continued to negatively affect most markets in this segment.

     In the Other segment, the constant currency sales increase was driven by the acquisition of Boston Market and positive comparable sales and expansion for Canada, Chipotle and Donatos.

Combined Operating Margins

     The following combined operating margin information represents margins for McDonald's restaurant business only.


------------------------------------------------------------------------------
Combined operating margins                                Quarters ended
                                                             March 31
                                                    --------------------------
                                                           2001           2000
------------------------------------------------------------------------------
Dollars in millions
------------------------------------------------------------------------------
Company-operated                                       $  359.3       $  403.3
------------------------------------------------------------------------------
Franchised                                                700.2          709.7
------------------------------------------------------------------------------
     Combined operating margins                        $1,059.5       $1,113.0
------------------------------------------------------------------------------
Percent of sales/revenues
------------------------------------------------------------------------------
Company-operated                                           15.0%          16.8%
------------------------------------------------------------------------------
Franchised                                                 78.1           78.6
------------------------------------------------------------------------------

    Combined operating margin dollars decreased by $13.0 million, or 1%, for the quarter, in constant currencies. The U.S. and Europe segments accounted for nearly 80% of the combined margin dollars for the quarter.

    As a percent of sales, Company-operated margins decreased for the quarter. Food & paper costs as a percent of sales were flat, while payroll costs and occupancy & other operating expenses increased.

     In the U.S., Company-operated margins for the quarter decreased as a percent of sales, primarily due to higher labor and energy costs, partly offset by lower food & paper costs. In Europe and Asia/Pacific, the Company-operated margin percent decreased primarily due to negative comparable sales and higher labor costs. In addition, Europe experienced higher food costs. Latin America's Company-operated margin percent was relatively flat.

     Franchised margins as a percent of applicable revenues in the U.S. were relatively flat, while margin percents in Europe and Latin America declined, primarily due to negative comparable sales and temporary rent assistance provided to franchisees in certain markets. The franchised margin percent in Asia/Pacific increased primarily due to an increase in the royalty percent received from our Japanese affiliate.

     Franchised margins as a percent of revenues in all segments were also negatively impacted by higher occupancy costs as a result of our strategy to lease more sites. By leasing a higher proportion of new sites, we have reduced initial capital requirements. However, as anticipated, this practice reduces franchised margins because the financing costs implicit in the lease are included in occupancy expense, whereas for owned sites, financing costs are reflected in interest expense.

Selling, General & Administrative Expenses

     Selling, general & administrative expenses increased 5% for the quarter, primarily due to the acquisition of Boston Market and spending to support the development of Other Brands, partly offset by weaker foreign currencies. Excluding Other Brands, selling, general & administrative expenses increased 1% for the quarter.

Other Operating Income, net

     Equity in earnings of unconsolidated affiliates decreased for the quarter primarily due to weaker results in Japan, the increase in Japan's royalty expense and a weaker Japanese Yen. Although the increase in royalty expense reduced McDonald's equity in earnings for Japan, it was more than offset by the royalty benefit McDonald's received in franchised revenues. The decrease in other expense for the quarter was primarily due to a gain on the sale of real estate in Singapore, partly offset by the write-off of certain technology costs.



----------------------------------------------------------------------------
Other operating income, net
Dollars in millions
----------------------------------------------------------------------------
Quarters ended March 31                               2001              2000
----------------------------------------------------------------------------
Gains on sales of restaurant businesses              $15.3            $ 15.6
----------------------------------------------------------------------------
Equity in earnings of unconsolidated
 affiliates                                           11.9              26.4
----------------------------------------------------------------------------
Other expense                                         (5.6)            (12.7)
----------------------------------------------------------------------------
   Total                                             $21.6            $ 29.3
----------------------------------------------------------------------------

Operating Income

    Consolidated operating income for the quarter decreased $43.1 million, or 6%, in constant currencies. The constant currency decrease for the quarter was due to lower combined operating margin dollars and other operating income, and higher selling, general & administrative expenses incurred primarily in developing the Other Brands.


--------------------------------------------------------------------------------------------------------------
Operating income**
                                                                                             Percent
Dollars in millions                                                                    Increase/(Decrease)
--------------------------------------------------------------------------------------------------------------
                                                                                          As          Constant
Quarters ended March 31                             2001              2000          Reported         Currency*
--------------------------------------------------------------------------------------------------------------
U.S.                                              $402.7            $388.7                 4               n/a
--------------------------------------------------------------------------------------------------------------
Europe                                             222.8             276.4               (19)              (13)
--------------------------------------------------------------------------------------------------------------
Asia/Pacific                                       115.5             118.2                (2)                8
--------------------------------------------------------------------------------------------------------------
Latin America                                       22.3              31.7               (30)              (27)
--------------------------------------------------------------------------------------------------------------
Other***                                            11.7              20.8               (44)              (38)
--------------------------------------------------------------------------------------------------------------
Corporate                                          (79.8)            (67.2)              (19)              n/a
--------------------------------------------------------------------------------------------------------------
   Total operating income                         $695.2            $768.6               (10)               (6)
--------------------------------------------------------------------------------------------------------------

 *   Excluding the effect of foreign currency translation on reported results.
** Segment operating income has been restated for 2000 to break out corporate expenses from the other operating segments.
*** Includes operating losses for Other Brands of $14.9 million and $9.1 million for first quarter 2001 and 2000, respectively.
n/a  Not applicable

     U.S. operating income increased $14.0 million, or 4%, for the quarter. The increase was driven by higher combined operating margin dollars and higher other operating income, partly offset by higher selling, general and administrative expenses.

     Europe's operating income decreased as the decline in consumer confidence regarding the safety of the European beef supply continued to negatively affect results.

     Operating income in Asia/Pacific increased 8% in constant currencies. This segment benefited from a strong performance in China, an increase in the royalty percent received from Japan and a gain on the sale of real estate in Singapore.

     Latin America's operating income decreased as strong results in Mexico were offset by lower franchised margins in countries continuing to experience difficult economic conditions.

     In the Other segment, Canada's continued strong performance was offset by weak results in several markets in the Middle East & Africa and spending to support restaurant development in the Other Brands.

INTEREST, NONOPERATING EXPENSE AND INCOME TAXES

Higher interest expense for the quarter was primarily due to higher average debt levels, partly offset by weaker foreign currencies. The higher average debt levels were a result of the Company using its available credit capacity to repurchase shares of common stock. We expect the rate of increase in interest expense to moderate throughout the year.

     Nonoperating expense increased for the quarter primarily due to the write-off of a financing receivable from a Latin American supplier and minority interest expense related to the sale of real estate in Singapore.

     The effective income tax rate was 32.0% for the first quarter in both 2001 and 2000, and is expected to be about 32.0% for the year.

WEIGHTED AVERAGE SHARES

Weighted average shares outstanding for the quarter were lower compared with the prior year due to shares repurchased. In addition, outstanding stock options had a less dilutive effect than in the prior year. The Company repurchased $452 million or 14.4 million shares of its common stock in the first quarter.

FORWARD-LOOKING STATEMENTS

Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: the effectiveness of operating initiatives and advertising and promotional efforts, the effects of the Euro conversion, as well as changes in: global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences, spending patterns and demographic trends; legislation and governmental regulation; and accounting policies and practices. The foregoing list of important factors is not exclusive.

     The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FIRST QUARTER CONFERENCE CALL

In conjunction with its First Quarter earnings release, McDonald's Corporation will broadcast its conference call with members of management live over the Internet on Thursday, April 19, 2001 at 10:00 a.m. Central Time. Interested parties are invited to listen by logging on to http://www.mcdonalds.com/corporate/investor and clicking "Investor Webcasts" under "Latest News".

                            McDONALD'S CORPORATION
                  CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data
-------------------------------------------------------------------------------------
                                                                            Inc/(Dec)
Quarters ended March 31,                         2001       2000          $         %
-------------------------------------------------------------------------------------
SYSTEMWIDE SALES                             $9,649.7   $9,506.7      143.0         2
Revenues
Sales by Company-operated
 restaurants                                  2,614.2    2,439.9      174.3         7
Revenues from franchised
 and affiliated restaurants                     897.5      903.9       (6.4)       (1)

TOTAL REVENUES                                3,511.7    3,343.8      167.9         5

Operating costs and expenses
Company-operated
 restaurants                                  2,243.4    2,033.1      210.3        10
Franchised restaurants
 --occupancy costs                              196.9      193.8        3.1         2
Selling, general &
 administrative expenses                        397.8      377.6       20.2         5
Other operating
 income, net                                    (21.6)     (29.3)       7.7       n/m
Total operating costs
 and expenses                                 2,816.5    2,575.2      241.3         9

OPERATING INCOME                                695.2      768.6      (73.4)      (10)

Interest expense                                120.9      100.4       20.5        20

Nonoperating expense                             18.3        5.5       12.8       n/m

Income before provision
 for income taxes                               556.0      662.7     (106.7)      (16)

Provision for
 income taxes                                   177.7      211.8      (34.1)      (16)

NET INCOME                                   $  378.3   $  450.9      (72.6)      (16)

NET INCOME PER
 COMMON SHARE                                $   0.29   $   0.34      (0.05)      (15)

NET INCOME PER
 COMMON SHARE-DILUTED                        $   0.29   $   0.33      (0.04)      (12)

Weighted average
 common shares outstanding                    1,300.7    1,343.4

Weighted average
 common shares outstanding
 -diluted                                     1,325.3    1,383.8

n/m  Not meaningful

                    McDONALD'S CORPORATION SYSTEMWIDE SALES


Dollars in millions
---------------------------------------------------------------------------------------------
                                                                         % Inc/(Dec)
                                                                         As         Constant
Quarters ended March 31,                         2001       2000   Reported        Currency*
---------------------------------------------------------------------------------------------
U.S.
Operated by franchisees                      $3,666.4   $3,526.0          4
Operated by the Company                         745.8      701.9          6
Operated by affiliates                          264.3      277.1         (5)
                                              4,676.5    4,505.0          4              n/a

Europe
Operated by franchisees                       1,211.3    1,269.3         (5)
Operated by the Company                         860.5      917.5         (6)
Operated by affiliates                          106.4      118.9        (11)
                                              2,178.2    2,305.7         (6)               2

Asia/Pacific
Operated by franchisees                         417.4      465.3        (10)
Operated by the Company                         447.8      471.2         (5)
Operated by affiliates                          822.3      849.1         (3)
                                              1,687.5    1,785.6         (5)               4

Latin America
Operated by franchisees                         232.2      224.6          3
Operated by the Company                         214.9      178.8         20
Operated by affiliates                            8.2       30.7        (73)
                                                455.3      434.1          5               11

Other**
Operated by franchisees                         297.5      293.5          1
Operated by the Company                         345.2      170.5        102
Operated by affiliates                            9.5       12.3        (23)
                                                652.2      476.3         37               42

Systemwide
Operated by franchisees                       5,824.8    5,778.7          1
Operated by the Company                       2,614.2    2,439.9          7
Operated by affiliates                        1,210.7    1,288.1         (6)
                                             $9,649.7   $9,506.7          2                6

*    Excluding the effect of foreign currency translation on reported results.
** The Other segment includes $225.6 million of sales in 2001 and $47.4 million in 2000 related to Other Brands.
n/a  Not applicable

                     McDONALD'S CORPORATION TOTAL REVENUES

Dollars in millions
---------------------------------------------------------------------------------------------
                                                                         % Inc/(Dec)
                                                                         As         Constant
Quarters ended March 31,                         2001       2000   Reported        Currency*
---------------------------------------------------------------------------------------------
  U.S.                                       $1,270.4   $1,209.6          5              n/a
  Europe                                      1,094.9    1,171.0         (6)               1
  Asia/Pacific                                  510.2      526.6         (3)               5
  Latin America                                 254.6      228.9         11               18
  Other**                                       381.6      207.7         84               89
                                             $3,511.7   $3,343.8          5               10

*    Excluding the effect of foreign currency translation on reported results.
** The Other segment includes $216.1 million of revenues in 2001 and $37.3 million in 2000 related to Other Brands.
n/a  Not applicable

                   McDONALD'S CORPORATION OPERATING MARGINS

OPERATING MARGINS - McDONALD'S RESTAURANT BUSINESS**
------------------------------------------------------------------------
                                                        Inc/(Dec)
Quarters ended       Percent            Amount           As     Constant
March 31,         2001    2000      2001      2000 Reported    Currency*
------------------------------------------------------------------------
Company-operated
U.S.              16.3%   16.8%   $121.8    $117.6        4          n/a
Europe            14.7    17.6     126.7     161.1      (21)         (15)
Asia/Pacific      14.9    17.9      66.7      84.2      (21)         (14)
Latin America     12.7    12.6      27.3      22.5       21           26
Other             13.0    13.4      16.8      17.9       (6)           -
  Total           15.0%   16.8%   $359.3    $403.3      (11)          (7)

Franchised
U.S.              79.0%   79.1%   $414.6    $401.7        3          n/a
Europe            75.4    77.3     176.8     196.0      (10)          (3)
Asia/Pacific      86.2    82.7      53.8      45.8       17           33
Latin America     68.5    75.6      27.2      37.9      (28)         (25)
Other             77.2    76.9      27.8      28.3       (2)           3
  Total           78.1%   78.6%   $700.2    $709.7       (1)           2





COMPANY-OPERATED MARGINS AS A PERCENT OF SALES -
McDONALD'S RESTAURANT BUSINESS**
--------------------------------------------------
Quarters ended March 31,               2001   2000
--------------------------------------------------
Food & paper                           34.3   34.3
Payroll & employee
  benefits                             26.1   25.3
Occupancy & other
  operating expenses                   24.6   23.6
     Total expenses                    85.0   83.2
Company-operated margins               15.0   16.8

  * Excluding the effect of foreign currency translation on reported results. ** Operating margin information relates to McDonald's restaurant business and excludes Other Brands.
n/a  Not applicable

          McDONALD'S CORPORATION RESTAURANT INFORMATION

SYSTEMWIDE RESTAURANTS
-------------------------------------------------------
At March 31,                 2001    2000**   Inc/(Dec)
-------------------------------------------------------
  U.S.*                    12,811  12,624          187
  Europe
    Germany                 1,093   1,012           81
    England                   968     879           89
    France                    861     801           60
    Italy                     299     246           53
    Spain                     280     230           50
    Sweden                    228     205           23
    Netherlands               206     203            3
    Poland                    183     165           18
    Other                   1,392   1,270          122
    Total Europe            5,510   5,011          499
  Asia/Pacific
    Japan*                  3,619   3,278          341
    Australia                 704     682           22
    China                     341     258           83
    Taiwan                    339     321           18
    South Korea               255     184           71
    Philippines               236     222           14
    Hong Kong                 180     165           15
    Other                     650     594           56
    Total Asia/Pacific      6,324   5,704          620
  Latin America
    Brazil                    554     467           87
    Argentina                 214     190           24
    Mexico                    207     174           33
    Other                     573     492           81
    Total Latin America     1,548   1,323          225
  Other
    Canada*                 1,162   1,116           46
    Other McDonald's          516     447           69
    Other Brands***         1,034     237          797
    Total Other             2,712   1,800          912
Systemwide restaurants     28,905  26,462        2,443

Countries                     120     119            1

  * Includes satellites at March 31, 2001: U.S. 978; Japan 1,672; Canada 285. At March 31, 2000: U.S. 1,029; Japan 1,344; Canada 255.
 ** Adjusted to exclude 534 (494 in Brazil) dessert-only kiosks from the restaurant counts at March 31, 2000.
*** Restaurants at March 31, 2001: Aroma Cafe 42; Boston Market 702; Chipotle
    Mexican Grill 124; Donatos Pizza 166. At March 31, 2000: Aroma Cafe 33; Chipotle Mexican Grill 56; Donatos Pizza 148.

          McDONALD'S CORPORATION RESTAURANT INFORMATION

RESTAURANT ADDITIONS
---------------------------------------------------------------------------
Quarters ended March 31,                                      2001    2000*
---------------------------------------------------------------------------
  U.S.                                                           7      (5)
  Europe                                                        50      68
  Asia/Pacific                                                  64      50
  Latin America                                                 38      24
  Other McDonald's                                              13      (5)
  Other Brands                                                  26      21
   Systemwide additions                                        198     153

* Adjusted by 37 in 2000 to exclude dessert-only kiosks.



SYSTEMWIDE RESTAURANTS
-------------------------------------------------------------------------------
At March 31,                                          2001      2000*  Inc/(Dec)
-------------------------------------------------------------------------------
U.S.
Operated by franchisees                             10,148     9,974        174
Operated by the Company                              1,897     1,841         56
Operated by affiliates                                 766       809        (43)
                                                    12,811    12,624        187
Europe
Operated by franchisees                              3,116     2,775        341
Operated by the Company                              2,162     2,019        143
Operated by affiliates                                 232       217         15
                                                     5,510     5,011        499
Asia/Pacific
Operated by franchisees                              1,659     1,508        151
Operated by the Company                              1,523     1,323        200
Operated by affiliates                               3,142     2,873        269
                                                     6,324     5,704        620
Latin America
Operated by franchisees                                738       674         64
Operated by the Company                                778       550        228
Operated by affiliates                                  32        99        (67)
                                                     1,548     1,323        225
Other
Operated by franchisees                              1,142     1,093         49
Operated by the Company                              1,454       622        832
Operated by affiliates                                 116        85         31
                                                     2,712     1,800        912
Systemwide
Operated by franchisees                             16,803    16,024        779
Operated by the Company                              7,814     6,355      1,459
Operated by affiliates                               4,288     4,083        205
                                                    28,905    26,462      2,443

* Adjusted by 534 in 2000 to exclude dessert-only kiosks.

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